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                                    FORM 8-A

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549




                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                        McCORMICK & COMPANY, INCORPORATED
             (Exact name of registrant as specified in its charter)

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
             Maryland                                     52-0406290
(State of incorporation or organization)     (I.R.S. Employer Identification Number)

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                                18 Loveton Circle
                             Sparks, Maryland 21152
                                  410-771-7301
                    (Address of principal executive offices)

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

If this form relates to the                     If this form relates to the
registration of a class of securities           registration of a class of securities
pursuant to Section 12(b) of the                pursuant to Section 12(g) of the
Exchange Act and is effective                   Exchange Act and is effective
pursuant to General Instruction                 pursuant to General Instruction
A.(c), please check the following               A.(d), please check the following
box. [ ]                                        box. [ ]

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        Securities to be registered pursuant to Section 12(b) of the Act:

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         TITLE OF EACH CLASS                                     NAME OF EACH EXCHANGE ON WHICH
         TO BE SO REGISTERED                                     EACH CLASS IS TO BE REGISTERED
         -------------------                                     ------------------------------
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         Common Stock,                                           New York Stock Exchange
         No Par Value
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        Securities to be registered pursuant to Section 12(g) of the Act:

                                      None

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                 INFORMATION REQUIRED IN REGISTRATION STATEMENT


ITEM 1. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

          The capital stock of McCormick & Company, Incorporated (the "Corporation" or "Registrant") that the Corporation anticipates listing on the New York Stock Exchange, Inc. (the "Exchange"), is the Registrant's Common Stock, no par value.

          Set forth below is the information required to be furnished, including excerpts from the Charter of the Corporation.


TOTAL AMOUNT OF THE AUTHORIZED CAPITAL STOCK OF THE CORPORATION:

o Thirty Thousand (30,000) shares of five percent Preferred Stock, $100 par value per share ("Preferred Stock");

o One Hundred Sixty Million (160,000,000) shares of Common Stock, no par value per share ("Common Stock"); and

o One Hundred Sixty Million (160,000,000) shares of Common Stock Non-Voting, no par value per share ("Common Stock Non-Voting").

          There are no shares of Preferred Stock which are issued or outstanding. As of July 31, 2001, there were 7,952,042 shares of Common Stock, and 61,201,364 shares of Common Stock Non-Voting which are issued and outstanding.

DESCRIPTION OF THE PREFERRED STOCK

          (a) DIVIDENDS. The holders of the Preferred Stock are entitled to receive when and as declared by the Board of Directors, out of the surplus or net profits of the Corporation, dividends at the rate of, but not exceeding, five percent per annum payable semiannually. The semiannual dividend on the Preferred Stock shall be declared and paid or set apart before any dividends on the common stock shall be declared, paid or set apart; and the dividends on the Preferred Stock are cumulative so that if in any year or years dividends amounting to the full five percent shall not have been paid on the Preferred Stock, the deficiency shall be paid before any dividend shall be thereafter paid upon, declared or set apart for the common stock. The Preferred Stock shall under no circumstances be entitled to receive more than five percent per annum cumulative dividends payable semiannually, and shall not be entitled to any preemptive rights or other rights to participate in any other additional dividends, earnings or profits, nor in any stock dividends or subscriptions to additional common stock. After the dividends on the Preferred Stock for all past semiannual dividend periods shall have been paid and the dividend on the outstanding Preferred Stock for the then current semiannual dividend period shall have been paid or declared, and a sum sufficient for the payment thereof set apart, thereafter dividends may be paid or set apart for the payment on the common stock.

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          (b) LIQUIDATION. In the event of any liquidation, dissolution, or winding up of the Corporation (whether voluntary or involuntary), or upon any distribution of the capital thereof among the stockholders, the holders of the Preferred Stock are entitled to be paid in full for the whole par value of their shares of stock, and all dividends accumulated and unpaid thereon before any amount shall be paid to the holders of the common stock.

          (c) REDEMPTION. The Preferred Stock is redeemable at the Corporation's option in whole or in part at $105.00 per share plus accrued dividends upon the giving of thirty days' notice by mail to such stockholders of the intention of the Corporation to make such redemption. In the case of the redemption of a part only, the particular shares to be redeemed shall at the option of the Board of Directors be selected pro rata or by lot, or in such other manner as the Board of Directors may determine.

          (d) CONVERSION/SINKING FUND. The Preferred Stock does not have any preemptive rights and is not convertible and is not entitled to the benefits of any sinking fund.

          (e) PURCHASE. The Corporation shall itself also have power to purchase any of its shares of Preferred Stock outstanding at a price not exceeding the redemption price thereof.

          (f) VOTING POWER. The holders of the Preferred Stock shall have no voting power, except as required by Maryland law or as discussed in section (g) below, unless and until the Corporation shall make default in the payment of four successive semiannual installments of dividend. But on the happening of such event, the Preferred Stock shall then have the exclusive voting power and the common stock shall have no voting power until any and all defaults with regard to the payments of dividends are made good when the exclusive voting power shall shift from the Preferred Stock to the common stock; and so on from time to time. But the holders of the Preferred Stock shall always be entitled to receive notice of and attend all stockholders' meetings.

          (g) CERTAIN RESTRICTIONS. Without consent of the holders of at least two-thirds of the Preferred Stock then outstanding, the Corporation shall not
(1) authorize the issuance of any stock with preference equal or superior to those of the Preferred Stock, or increase the amount of the Preferred Stock; or
(2) dispose of its assets as an entirety.

DESCRIPTION OF THE COMMON STOCK

There are two classes of common stock. These two classes are:

         (a) One class is Common Stock and is in the amount of One Hundred Sixty Million (160,000,000) shares. This class has the sole and exclusive voting rights and powers except (1) as set forth above under the heading "Preferred Stock," Subparagraph "Voting Power," and (2) as set forth in Subparagraph (c) of this paragraph: subject, however, to the provisions set forth in Subparagraph
(b) of this paragraph.

         (b) (1) From and after the date any person first becomes a Substantial Stockholder (as

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defined in clause (2)(H) of this Subparagraph) until such time as such person shall cease to be a Substantial Stockholder, the shares of Common Stock beneficially owned by the Substantial Stockholder shall have limited voting rights on any matter requiring their vote or consent. The voting rights are limited as follows:

                  (A) The Substantial Stockholder (or the record owner(s) thereof) is entitled to one vote for each share beneficially owned by the Substantial Stockholder not in excess of 10% of the then issued and outstanding shares of Common Stock.

                  (B) For all shares of Common Stock beneficially owned by the Substantial Stockholder in excess of 10% of the then issued and outstanding shares of Common Stock, the Substantial Stockholder (or the record owner(s) thereof) shall not be entitled to cast any votes in respect of such shares and such shares are deducted from the total number of shares of Common Stock outstanding for purposes of determining the proportion of Common Stock required to approve a matter submitted for stockholder approval or to constitute a quorum. To the extent that the Substantial Stockholder is comprised of more than one record owner, the aggregate voting power of the Substantial Stockholder (or such record owners) so limited for all shares of Common Stock beneficially owned by the Substantial Stockholder shall be allocated proportionately among such record owners. For each such record owner, this allocation shall be accomplished by multiplying the aggregate voting power of the then outstanding shares of Common Stock beneficially owned by the Substantial Stockholder by a fraction whose numerator is the number of shares of Common Stock owned of record by such record owner and whose denominator is the total number of shares of Common Stock beneficially owned by the Substantial Stockholder. A person who is a record owner of shares of Common Stock that are beneficially owned simultaneously by more than one person shall have, with respect to such shares, the right to cast the least number of votes that such person would be entitled to cast under this Subparagraph (b) by virtue of such shares being so beneficially owned by any of such persons.

          (2) For purposes of this Subparagraph (b), the following words have the meanings indicated:

                  (A) "Affiliate," including the term "Affiliated Person," means a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified person, and includes all Associates of such person.

                  (B) "Associate," when used to indicate a relationship with any person, means:

                    (1) Any corporation or organization (other than the Corporation or a Subsidiary of the Corporation) of which such person is an officer, director, or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity securities;

                    (2) Any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar fiduciary capacity; and

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                    (3) Any relative or spouse of such person, or any relative of such spouse, who has the same home as such person or who is a director or officer of any corporation controlling, under common control with or controlled by such person or of any of its affiliates.

                  (C) "Beneficial Owner," when used with respect to any Common Stock, means a person:

                    (1) That, individually or with any of its Affiliates, beneficially owns Common Stock, directly or indirectly; or

                    (2) That, individually or with any of its Affiliates, has:

                              (i) The right to acquire Common Stock (whether
such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement, or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise; or

                              (ii) The right to vote Common Stock pursuant to
any agreement, arrangement, or understanding; or


                    (3) That has any agreement, arrangement, or understanding for the purpose of acquiring, holding, voting, or disposing of Common Stock with any other person that beneficially owns, or whose Affiliates beneficially own, directly or indirectly, such shares of Common Stock; PROVIDED, HOWEVER, that for purposes of the definition of Beneficial Owner and beneficial ownership, (i) no director, officer or employee of the Corporation or any Subsidiary (nor any Affiliate of any such director, officer or employee) shall solely by reason of any or all of such directors, officers or employees acting in their capacities as such (including, without limitation, communicating with a stockholder by reason of the Board of Directors of the Corporation determining to recommend or oppose any proxy solicitation or any offer or any attempt to cause a change in control of the Corporation or the public disclosure of such determination by the Board of Directors) be deemed, for any purposes hereof, to beneficially own any shares of Common Stock beneficially owned by any other such director, officer, employee or stockholder (or any Affiliate thereof), (ii) in the case of any employee stock ownership or similar plan of the Corporation or of any Subsidiary heretofore or hereafter adopted in which the beneficiaries thereof possess the right to vote or to direct the voting of shares of Common Stock held by such plan, no such plan, any entity organized, appointed or established by the Corporation or any Subsidiary for or pursuant to any plan, nor any trustee or any member of an administrative committee or any other representative with respect thereto (nor any Affiliate of such trustee, administrative committee member or other such representative), solely by reason of such capacity of such trustee, administrative committee member or other such representative, shall be deemed, for any purposes hereof, to beneficially own any shares of Common Stock held under any such plan, (iii) a person shall not be deemed a beneficial owner of Common Stock solely by reason of a revocable proxy granted for a particular meeting of shareholders, pursuant to a public solicitation of proxies for such meeting complying with applicable rules of the Securities and Exchange Commission or any successor administrative body, with respect to shares of which neither such person nor any Affiliate of such person is otherwise deemed the

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beneficial owner, and (iv) a person shall not be deemed a beneficial owner of
Common Stock solely by reason of Common Stock being tendered pursuant to a tender or exchange offer made by such person or such person's Affiliates until such tendered Common Stock is accepted for purchase or exchange.

                  (D) "Common Stock" means the 160,000,000 authorized shares of capital stock (the "Common Stock") of the Corporation entitled to vote generally in the election of directors and does not mean the 160,000,000 authorized shares of Common Stock Non-Voting.

                  (E) "Control", including the terms "controlling", "controlled by" and "under common control with", means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, by contract, or otherwise, and the beneficial ownership of 10% or more of the votes entitled to be cast by a corporation's voting stock creates a presumption of control.

                  (F) A "person" shall mean any individual, firm, partnership, corporation or other entity.

                  (G) "Subsidiary" means any corporation of which voting stock having a majority of the votes entitled to be cast is owned, directly or indirectly, by the Corporation.

                  (H) "Substantial Stockholder" shall mean any person, other than the Corporation or any Subsidiary, who or which is the beneficial owner, directly or indirectly, of 10% or more of the outstanding shares of Common Stock (determined solely on the basis of the total number of shares so beneficially owned and without giving effect to the number or percentage of votes entitled to be cast in respect of such shares) in relation to the total number of shares of Common Stock issued and outstanding.

          (3) For purposes of computing the percentage beneficial ownership of shares of Common Stock of a person in order to determine whether such person is a Substantial Stockholder, the outstanding shares of Common Stock shall be deemed to include shares of Common Stock which may be issuable (except pursuant to clause (7) of this Subparagraph (b)) by the Corporation pursuant to any agreement, or upon the exercise of conversion rights, warrants, or options or otherwise and which are deemed owned by such person through application of the definition of Beneficial Owner but shall not include any other shares of Common Stock which may be issuable by the Corporation to others pursuant to any agreement, or upon exercise of conversion rights, warrants or options, or otherwise. For all other purposes, the outstanding shares of Common Stock shall include such shares then outstanding and shall not include any shares of Common Stock which may be issuable by the Corporation pursuant to any agreement, or upon the exercise of conversion rights, warrants or options, or otherwise.

          (4) The Board of Directors shall have the power to determine for the purposes of this Subparagraph (b) on the basis of information known to them, (i) the number of shares of Common Stock beneficially owned by any person, (ii) whether a person is an Affiliate or Associate of another, (iii) whether a person has an agreement, arrangement or understanding with another, (iv) the redemption price as provided for in clause (8) below, and/or (v) any other

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factual matter relating to the applicability or effect of this Subparagraph (b).

          (5) The Corporation shall have the right to demand that any person who it is reasonably believed is a Substantial Stockholder (or holds of record shares of Common Stock beneficially owned by a person reasonably believed to be a Substantial Stockholder) supply the Corporation with complete information as to (i) the record owner(s) of all shares of Common Stock and Common Stock Non-Voting beneficially owned by such person, (ii) the number of, and class of, shares beneficially owned by such person and held of record by each such record owner and the number(s) of the stock certificate(s) evidencing such shares,
(iii) each date or dates on which such person or the record owner(s) of such shares purchased the shares and (iv) any other factual matter relating to the applicability or effect of this Subparagraph (b) as may reasonably be requested of such person, and such person shall furnish such information within 10 days after the receipt of such demand.

          (6) Except as otherwise provided by law or as expressly provided in this clause (6), the presence, in person or by proxy, of the holders of record of shares of capital stock of the Corporation entitling the holders thereof to cast a majority of the votes (after giving effect, if any, to the provisions of this Subparagraph (b)) entitled to be cast by the holders of shares of capital stock of the Corporation entitled to vote shall constitute a quorum at all meetings of the shareholders, and every reference in the Charter to a majority or other proportion of capital stock (or the holders thereof) for purposes of determining any quorum requirement or any requirement for shareholders' consent or approval shall be deemed to refer to such majority or other proportion of the votes (or the holders thereof) then entitled to be cast in respect of such capital stock.

          (7) All outstanding shares of Common Stock Non-Voting shall automatically, without any further act or deed on the part of the Corporation or any other person, be converted into shares of Common Stock on a share-for-share basis at such time (the "Conversion Date") as any Substantial Stockholder beneficially owns shares of Common Stock which entitle such Substantial Stockholder (after giving effect to the provisions of this Subparagraph (b) other than the conversion contemplated by this clause (7)) to cast more than 50% of the votes entitled to be cast by the holders of the then outstanding shares of Common Stock. In the event of an automatic conversion of Common Stock Non-Voting pursuant to this clause (7), certificates formerly representing shares of Common Stock Non-Voting will thereafter be deemed to represent a like number of shares of Common Stock. Effective as of the Conversion Date, the provisions of the Charter which provide for the establishment and terms and rights of the Common Stock Non-Voting shall, without any further action of the Board of Directors or stockholders of the Corporation or any other person, be of no further force or effect.

          (8) At any time after the Board of Directors determines that a person is a Substantial Stockholder (the "Determination Date") until the date on which
(i) such person is no longer a Substantial Stockholder or (ii) such person beneficially owns more than 90% of the then outstanding shares of each class of common stock of the Corporation, the Corporation shall have the right to redeem from the record owner or owners, at any time or from time to time, all or a portion of the shares of Common Stock and Common Stock Non-Voting beneficially owned by the Substantial Stockholder. The Corporation shall exercise the right of redemption by written

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notice (the "Redemption Notice") to the Substantial Stockholder, which notice shall be signed by the Chairman of the Board, the President or any Vice President of the Corporation. During the one year period commencing on the Determination Date, the redemption price shall be the lesser of: (i) the average "market price" of shares of Common Stock Non-Voting for each of the 30 trading days in which shares of Common Stock Non-Voting shall have been traded immediately preceding the date of the Redemption Notice, and (ii) the average "market price" of shares of Common Stock Non-Voting for each of the 30 trading days in which shares of Common Stock Non-Voting shall have been traded immediately preceding the date on which the Substantial Stockholder first beneficially owned 5% or more of the outstanding shares of Common Stock, such price to be adjusted for any stock splits, stock dividends, recapitalizations or the like which occurred between such date and the date of the Redemption Notice. Subsequent to the expiration of the one year period commencing on the Determination Date, the redemption price shall equal the price determined under clause (i) of the immediately preceding sentence. The "market price" of shares of common stock (whether Common Stock or Common Stock Non-Voting) shall mean the closing bid price of the shares of Common Stock Non-Voting, as published by the National Association of Securities Dealers Automated Quotation System ("NASDAQ"), (or such other quotation system of a national securities association then being used, or if the shares are then traded on a national securities exchange, the last sale price regular way thereafter as reported in the consolidated transaction reporting system for the shares listed or traded on such exchange). All rights of the Substantial Stockholder as the beneficial owner of shares of common stock (and all rights of the record owners) shall cease as to the shares which are the subject of a redemption notice. Closing for the purchase of the shares to be redeemed shall be made within forty-five (45) days of the date of the redemption notice. If there is more than one record owner of the shares of Common Stock beneficially owned by the Substantial Stockholder, the Corporation shall, to the extent the Board of Directors deems it practicable, redeem the shares of each such class to be redeemed from each of the record owners on a pro rata basis based on the total number of shares of the class to be redeemed owned by each such record owner.

          (9) Any determinations made by the Board of Directors pursuant to this Subparagraph (b) in good faith on the basis of such information and assistance as was then reasonably available for such purpose shall be conclusive and binding upon the Corporation and its shareholders, including any Substantial Stockholder.

          (10) Nothing contained in this Subparagraph (b) shall be construed to relieve any Substantial Stockholder from any fiduciary obligation imposed by law.

          (11) Any amendment, alteration, change or repeal of this Subparagraph
(b) shall, in addition to any other vote or approval required by law or the Charter, require (i) the affirmative vote of the holders of at least 80% of the total number of votes entitled to be cast by the holders of all of the then outstanding shares of Common Stock (as determined in accordance with the provisions of this Subparagraph (b)), voting as a single class, and (ii) the affirmative vote of the holders of at least 80% of the then outstanding shares of Common Stock Non-Voting, voting as a separate class.

          (12) Notwithstanding anything to the contrary in the Charter, in the event that, as a result of the enactment in the future of any law, rule or regulation binding upon the Corporation,

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the shares of Common Stock Non-Voting will become ineligible to be quoted and will cease to be quoted by NASDAQ or any successor entity and upon such quote cessation will not be listed or admitted to trading on any national securities exchange solely due to the vote limitations contained in clause (1) of this Subparagraph (b), such determination to be made by the Board of Directors of the Corporation, the provisions of the Charter providing for the vote limitation on the votes entitled to be cast by a Substantial Stockholder shall, without further action or deed by the Corporation, its directors or stockholders or any other person, be of no further force or effect, effective as of the latest date on which such law, rule or regulation permits or requires such a provision to become ineffective, to the extent necessary in order for the Common Stock Non-Voting to remain eligible for quotation on NASDAQ or any successor entity or be eligible for listing on any national securities exchange.

         (c) The other class is Common Stock Non-Voting, and is in the amount of One Hundred Million (160,000,000) shares of Common Stock Non-Voting. Each share of the One Hundred Million (160,000,000) shares of Common Stock Non-Voting shall have exactly the same rights, terms and conditions as each share of the One Hundred Million (160,000,000) shares of Common Stock, except that the One Hundred Million (160,000,000) shares of Common Stock Non-Voting shall have no voting rights, except the Common Stock Non-Voting shall have the right to vote on: (1) a consolidation of the Corporation with another corporation, (2) a merger of the Corporation into another corporation, (3) a merger of the Corporation where the Corporation is the surviving corporation but the capital stock of the Corporation is converted into other securities or property, (4) a participation by the Corporation in a statutory share exchange whereby the capital stock of the Corporation is converted into other securities or property,
(5) a dissolution of the Corporation, (6) a sale of all or substantially all of the assets of the Corporation not in the ordinary course of business, and (7) any amendment of the Charter repealing the right of the Common Stock Non-Voting to vote on any of the matters specified in this Subparagraph. As to all matters on which the Common Stock Non-Voting is entitled to vote, the Common Stock Non-Voting shall vote separately as one class, and the Common Stock shall vote separately as another class. The right of the Common Stock Non-Voting to vote cannot be repealed except by (a) the affirmative vote of the holders of a majority of the outstanding shares of the Common Stock Non-Voting, voting separately as one class, and (b) the affirmative vote of the holders of a majority of the total number of votes entitled to be cast BY the holders of all the outstanding shares of the Common Stock (after taking into account the provisions of Subparagraph (b) immediately preceding this Subparagraph (c)), voting separately as another class. The provisions of this Subparagraph (c) providing that the Common Stock and the Common Stock Non-Voting vote as separate classes cannot be amended, altered, changed or repealed except by (i) the affirmative vote of the holders of at least 80% of the total number of votes entitled to be cast BY the holders of all the then outstanding shares of Common Stock (after taking into account the provisions of Subparagraph (b) immediately preceding this Subparagraph (c)), voting separately as one class, and (ii) the affirmative vote of the holders of at least 80% of the total number of votes entitled to be cast by the holders of all of the then outstanding shares of Common Stock Non-Voting, voting separately as another class. The rights granted to Common Stock Non-Voting are not a limitation of any kind upon the sole and exclusive voting rights and powers of the Common Stock except in the limitations before set forth.

          Shares of Common Stock Non-Voting will be automatically converted into shares of Common Stock on a one-for-one basis in the circumstances discussed in subparagraph (b)(7) of this paragraph.

          (d) ADDITIONAL TERMS OF THE COMMON STOCK AND THE COMMON STOCK NON-VOTING.

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         EXCHANGE OF SHARES OF COMMON STOCK FOR SHARES OF COMMON STOCK
NON-VOTING: Pursuant to resolutions adopted by the Corporation's Board of Directors, all shares of Common Stock are exchangeable for shares of Common Stock Non-Voting on a one-for-one basis at any time at the option of the holder. Holders of Common Stock who choose to exchange their shares will not receive any consideration for such exchange, other than shares of Common Stock Non-Voting.

          DIVIDENDS: Both the classes of stock shall be entitled to such dividends as may be declared by the directors from time to time out of the surplus or profits of the Corporation after providing for dividends on the Preferred Stock.

          CONVERSION RIGHTS, PREFERENTIAL RIGHTS/SUBSCRIPTION RIGHTS/SINKING
FUNDS: Except as set forth elsewhere in this paragraph, no holder of stock of the Corporation of whatever class, shall have any conversion rights or preemptive rights, including any preferential right of subscription to any shares of any class, or to any security convertible into shares of stock of the Corporation, nor any right of subscription to any thereof, nor any right to subscription or purchase of any Treasury stock or unissued stock, other than such right, if any, that the Board of Directors in its discretion may determine, and at such prices as the Board of Directors in its discretion may fix. Neither class of stock has any sinking fund provisions.

         LIQUIDATION: Upon any liquidation of the Corporation, the holders of both classes of stock shall be entitled to receive, share for share with the other holders of shares of Common Stock and Common Stock Non-Voting on a pro rata basis, all assets then legally available for distribution after payment of debts and liabilities and preferences on Preferred Stock outstanding, if any.

          CERTAIN AMENDMENT RIGHTS: The Corporation reserves the right from time to time to make any amendments to the Charter which may now or hereafter be authorized by law, including any amendments changing the terms or contract rights as expressly set forth in the Charter, of any of its outstanding capital stock by classification, reclassification or otherwise, and, notwithstanding any provision of law requiring the authorization of any action by a greater proportion than a majority of all the votes entitled to be cast, the vote of the holders of a majority of all the votes entitled to be cast thereon shall be sufficient to authorize the adopting of such amendments unless there is a specific condition to the contrary contained in the Charter.

          ADDITIONAL POWERS OF THE BOARD OF DIRECTORS: The Board of Directors shall have the power, subject to any limitations or restrictions herein set forth, or imposed by law, to classify or reclassify any unissued stock, whether now or hereafter authorized, by fixing or altering, in any one or more specified respects, from time to time, before the issuance of said stock, the preferences, voting powers, restrictions and qualifications on, the fixed annual dividends on, and the time and prices of redemption of said stock.

          ITEM 2. EXHIBITS

The foregoing description of the capital stock of the Registrant does not purport to be complete and is qualified in its entirety by reference to the Charter of the Registrant, which is an Exhibit to

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this Registration Statement and is incorporated in this summary description by reference.

All exhibits required by the instruction will be supplied to the New York Stock Exchange.

Articles of Incorporation and By-Laws

Restatement of Charter of McCormick                       Incorporated by reference from Registration
& Company, Incorporated dated                             Form S-8, Registration No. 33-39582 as filed
April 16, 1990                                            with the Securities and Exchange Commission
                                                          on March 25, 1991.

Articles of Amendment to Charter of                       Incorporated by reference from Registration
McCormick & Company, Incorporated                         Form S-8 Registration Statement No. 33-59842
dated April 1, 1992                                       as filed with the Securities and Exchange
                                                          Commission on March 19, 1993.

By-laws of McCormick & Company,                           Incorporated by reference from Registrant's
Incorporated - Restated and Amended                       Form 10-Q for the quarter ended May 31, 1996
as of June 17, 1996                                       as filed with the Securities and Exchange
                                                          Commission on July 12, 1996.


                                   SIGNATURES

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

McCORMICK & COMPANY, INCORPORATED



By: /s/ CHRISTOPHER J. KURTZMAN
   ------------------------------
      Christopher J. Kurtzman
      Vice President & Treasurer

Date:  August 30, 2001